Exhibit (m)(6)

SCHEDULE A

TO THE A & C SHARES

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

JUNE 1, 2005

Access High Yield Fund	Access Money Market Fund
Access Flex High Yield Fund	Access Bear Commodity Fund
Access Flex Bear High Yield Fund	Access Commodity Fund